Exhibit 5.1

Ermenegildo Zegna N.V. (the “Issuer”) Via Roma 99-100 13835 Valdilana (Biella) Italy	Advocaten Notarissen Belastingadviseurs Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 19 January 2022 Our ref. M38298082/1/20736452	Casper Nagtegaal E Casper.Nagtegaal@debrauw.com T +31 20 577 1075 F +31 20 577 1775
Re: Legal opinion | Ermenegildo Zegna N.V.
Dear Sir/Madam,

Registration with the US Securities and Exchange Commission

of the Resale Shares, Private Placement Warrants and Warrant Shares

1	INTRODUCTION

I act as Dutch legal adviser (kandidaat-notaris) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	DUTCH LAW

This opinion (including all terms used in it) is to be construed in accordance with Dutch law. It is limited to Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in effect on the date of this opinion.

3	SCOPE OF INQUIRY

I have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

(b)	A copy of:

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(i)	the Deed of Conversion and Amendment of the Articles of Association, as provided to me by the Chamber of Commerce (Kamer van Koophandel);

(ii)	the Merger Issue and Transfer Deed;

(iii)	the Description;

(iv)	the Auditor’s Report; and

(v)	the PIPE Financing Deed.

(c)	A copy of:

(i)	the Private Warrant Agreement;

(ii)	the Warrant Grant Agreement;

(iii)	the Warrant Agreement; and

(iv)	the Warrant Assumption Agreement.

(d)	A copy of:

(i)	the Conversion General Meeting Resolution; and

(ii)	the Conversion Board Resolution.

(e)	A copy of the Trade Register Extract.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document (or part of it) governed by a law other than Dutch law under that other law.

4	ASSUMPTIONS

I have made the following assumptions:

(a)

(i)	Each copy document conforms to the original and each original is genuine and complete.

(ii)	Each signature is the genuine signature of the individual concerned.

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(iii)	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)	The Issuer has been validly converted into a Dutch public limited liability company (naamloze vennootschap).

(c)

(i)

Each share in the share capital of the Issuer (at that time: Ermenegildo Zegna Holditalia S.p.A) issued and outstanding immediately prior to the Conversion was validly issued and was fully paid-up in accordance with Italian law and has been converted into an Ordinary Share pursuant to the Conversion.

(ii)	The issued share capital of the Issuer has not been increased at the occasion of the Conversion.

(d)	The entities referred to in the Merger Issue and Transfer Deed and the PIPE Financing Deed were entitled to the Ordinary Shares issued or transferred pursuant to such deeds.

(e)

The Issuer has validly assumed the Warrant Agreement, and validly entered into the Private Warrant Agreement, the Warrant Grant Agreement, and the Warrant Assumption Agreement and these agreements will remain in full force and effect without modification.

(f)

Each public warrant issued by IIAC and outstanding immediately prior to the Merger has been converted into a Public Warrant immediately following the Merger and each Public Warrant has been validly authorized and granted.

(g)	The Conversion General Meeting Resolution and the Conversion Board Resolution:

(i)	have been duly adopted and remain in force without modification; and

(ii)	comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(h)

(i)

The aggregate number of Warrant Shares that will be issued will not exceed the number permitted under the authorizations provided for in the Conversion General Meeting Resolution or the grants pursuant to the Conversion Board Resolution.

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(ii)	The Issuer’s authorized share capital at the time of each issue of Warrant Shares will be sufficient to allow for such issue.

(iii)	At the time of each issue of Warrant Shares, such Warrant Shares have been:

(A)	issued in the form and manner prescribed by the Articles of Association; and

(B)	otherwise offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

(iv)	The nominal value of each Resale Share has been validly paid and the nominal value of each Warrant Share will have been validly paid.

5	OPINION

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling)), I am of the following opinion:

(a)	The Resale Shares have been validly issued and are fully paid and nonassessable;[1]

(b)	The Issuer has authorized the granting of the Private Placement Warrants; and

(c)	When the Private Placement Warrants and Public Warrants are exercised, the Warrant Shares will have been validly issued and will be fully paid and nonassessable.

6	QUALIFICATIONS

This opinion is subject to the following qualifications

(a)

This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) any other collective judicial or administrative proceedings in any jurisdiction pursuant to a law relating to insolvency, (d) other rules regulating conflicts between rights of creditors, or (e) intervention and other measures in relation to financial enterprises or their affiliated entities.

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In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(b)

(i)

An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(ii)	A confirmation from an insolvency register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	RELIANCE

(a)

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

(b)	Each person accepting this opinion agrees, in so accepting, that:

(i)	only De Brauw (and not any other person) will have any liability in connection with this opinion;

(ii)

the agreement in this paragraph 7 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them;

(iii)	this opinion (including the agreements in this paragraph 7) does not make the persons accepting this opinion clients of De Brauw; and

(iv)	this opinion may be signed with an Electronic Signature. This has the same effect as if signed with a handwritten signature.

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(c)	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion in the Exhibit Index in the Registration Statement, and under the heading “Legal Matters”, in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.

/s/ C.R. Nagtegaal

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Annex 1 – Definitions

In this opinion:

“Agent” means Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation.

“Articles of Association” means the articles of association of the Issuer from time to time.

“Auditor’s Report” means the auditor’s report in respect of the Description as referred to in article 2:94b paragraph 2 of the Dutch Civil Code in conjunction with article 2:94a paragraph 2 of the Dutch Civil Code, dated December 17, 2021.

“Board” means the board of directors of the Issuer.

“Conversion” means the cross-border conversion on December 17, 2021, whereby the Issuer converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association were amended, pursuant to the execution of the Deed of Conversion and Amendment of the Articles of Association.

“Conversion Board Resolution” means the written resolution of the Board dated December 17, 2021, pursuant to which, among other things, the Board resolved to (i) transfer and issue such number of Ordinary Shares, and to exclude all pre-emptive rights in that regard, as described in the Merger Issue and Transfer Deed and the PIPE Financing Deed, (ii) grant the Private Placement Warrants, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Private Warrant Agreement and the Warrant Grant Agreement, as applicable, and (iii) to grant the Public Warrants, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Warrant Agreement.

“Conversion General Meeting Resolution” means the written resolution of the General Meeting dated December 17, 2021, pursuant to which, among other things, the General Meeting resolved to authorize the Board to (i) issue up to the number of Ordinary Shares, and to exclude all pre-emptive rights in that regard, as described in the Merger Issue and Transfer Deed and the PIPE Financing deed, (ii) grant warrants to acquire 5,900,000 Ordinary Shares, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Private Warrant Agreement, (iii) grant rights to acquire Ordinary Shares and exclude pre-emptive rights in that regard for general purposes up to the Issuer’s authorized share capital from time to time, and (iv) to grant Public Warrants, and to exclude all pre-emptive rights in that regard, in accordance with and subject to the Warrant Agreement.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

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“Deed of Conversion and Amendment of the Articles of Association” means the Dutch notarial deed of cross-border conversion and amendment of the articles of association that was executed on December 17, 2021.

“Description” means the description as referred to in article 2:94b paragraph 1 of the Dutch Civil Code, describing the contribution of all issued and outstanding ordinary shares in IIAC to the Issuer, dated December 17, 2021.

“Dutch Civil Code” means the Dutch civil code (Burgerlijk Wetboek).

“Dutch law” means the law directly applicable in the Netherlands.

“eIDAS Regulation” means the Regulation (EU) 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing directive 1999/93/EC.

“Electronic Signature” means any electronic signature (elektronische handtekening), any advanced electronic signature (geavanceerde elektronische handtekening) and any qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of article 3 of the eIDAS Regulation and article 3:15a of the Dutch Civil Code.

“General Meeting” means the general meeting of the Issuer.

“IIAC” means Investindustrial Acquisition Corp., a Cayman Islands exempted company.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Issuer” means Ermenegildo Zegna N.V., a public limited liability company (naamloze vennootschap) organized under Dutch law, with corporate seat in Amsterdam, the Netherlands.

“Merger” means the merger of IIAC with EZ Cayman, a Cayman Islands exempted company, dated December 17, 2021, whereby IIAC was the surviving company.

“Merger Issue and Transfer Deed” means the private deed of issue and transfer of Ordinary Shares pursuant to which the Issuer (i) issued 44,443,659 Ordinary Shares and (ii) transferred 5,000,000 Ordinary Shares to the Agent in respect of the Merger.

“Ordinary Share” means an ordinary share (gewoon aandeel) with a nominal value of EUR 0.02 in the capital of the Issuer.

“PIPE Financing Deed” means the private deed of issue of Ordinary Shares pursuant to which the Issuer issued 37,500,000 Ordinary Shares to certain third-party investors.

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“Preventive Restructuring Processes” means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

“Private Placement Warrants” means the rights to acquire (i) 5,900,000 Ordinary Shares, in accordance with and subject to the Private Warrant Agreement, and (ii) 800,000 Ordinary Shares, in accordance with and subject to the Warrant Grant Agreement.

“Private Warrant Agreement” means the private warrant agreement entered into by the Issuer and the Agent, dated December 17, 2021.

“Public Warrants” means the rights to acquire 13,416,677 Ordinary Shares, in accordance with and subject to the Warrant Agreement.

“Registration” means the registration of the Resale Shares, the Private Placement Warrants and the Warrant Shares with the SEC under the Securities Act.

“Registration Rights Agreement” means the registration rights agreement entered into by inter alia the Issuer, dated December 17, 2021.

“Registration Statement” means the registration statement on Form F-1 dated January 19, 2022 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

“Resale Shares” means 37,140,000 Ordinary Shares issued pursuant to the PIPE Financing Deed and 187,962,500 Ordinary Shares in respect of the Registration Rights Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided to me by the Chamber of Commerce, dated January 19, 2022.

“Warrant Agreement” means the warrant agreement between IIAC and Continental Stock Transfer & Trust Company, as trustee, dated November 23, 2020, as amended pursuant to the Warrant Assumption Agreement.

“Warrant Assumption Agreement” means the warrant assumption agreement between the Issuer, IIAC, Continental Stock Transfer & Trust Company, a New York corporation and the Agent, pursuant to which the Issuer assumed all applicable obligations of IIAC under the Warrant Agreement.

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“Warrant Grant Agreement” means each warrant grant agreement between the Issuer and each relevant non-executive director of the Board as set out in the Conversion Board Resolution, dated December 17, 2021.

“Warrant Shares” means (i) 6,700,000 Ordinary Shares to be issued by the Issuer upon the exercise of the Private Placement Warrants, of which 5,900,000 Ordinary Shares will be issued in accordance with and subject to the Private Warrant Agreement, and 800,000 Ordinary Shares will be issued in accordance with and subject to the Warrant Grant Agreement, and (ii) 13,416,667 Ordinary Shares to be issued by the Issuer upon the exercise of the Public Warrants in accordance with the Warrant Agreement.

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